Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of noco-noco Inc. on Post-Effective Amendment No.1 To Form F-1 (File No. 333-274574) of our report dated November 14, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of noco-noco Inc. as of June 30, 2023 and 2022 and for the years ended June 30, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, USA

December 19, 2023